Exhibit 23.1

CONSENT OF RECONTA ERNST & YOUNG S.p.A.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-65200, 333-58957, 333-35919, 333-97015, 333-106571, 333-106568 and 333-112791 and Form S-3 Nos. 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926 and 333-112681) of Cell Therapeutics, Inc. and related prospectuses of our report dated July 9, 2004, with respect to the financial statements of Novuspharma S.p.A., included in this Current Report (Form 8-K) of Cell Therapeutics, Inc., dated July 12, 2004.

/s/    Reconta Ernst & Young S.p.A.

RECONTA ERNST & YOUNG S.p.A.

Milan, Italy

July 9, 2004